Exhibit 10.3
SETTLEMENT AGREEMENT

This Settlement Agreement (“Agreement”) is made and entered into as of the 1st day of July 2011, by and between League Now Holdings Corporation (“League Now”), a Florida corporation, Pure Motion, Inc. (“Pure Motion”), a Texas corporation, Mario Barton (“Barton”), an individual, and James Pregiato (“Pregiato”), an individual.  League Now, Pure Motion, Barton and Pregiato are sometimes referred to herein collectively as the Parties.

RECITALS

WHEREAS, Pregiato is the majority shareholder of League Now; and

WHEREAS, League Now acquired Pure Motion, Inc. (“Pure Motion”), a Texas corporation; and

WHEREAS, Barton is the largest shareholder of Pure Motion; and

WHEREAS, League Now and Pure Motion have agreed to enter into an exchange agreement (the “Exchange”) pursuant to which League Now will transfer 95% of the Pure Motion shares to the Pure Motion shareholders and Pure Motion will grant League Now a license of certain intellectual property; in addition, a law firm known as BKGG and League Now will grant mutual releases (the “BKGG Release”), and League Now and its shareholders and Pure Motion and its shareholders will grant each other mutual releases (i.e., this Agreement);

NOW, THEREFORE, in accordance with the terms and conditions hereof, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           Conditions Precedent.  This Agreement is expressly conditioned upon: (a) League Now signing the Exchange; (b) League Now signing the BKGG Release; and (c) League Now and Pregiato signing this Agreement.

2.           Mutual Release

(a) As of the date this Agreement is fully executed, the Parties hereto for themselves, and for and on behalf of any and all past and present officers, directors, employees, shareholders, representatives and agents (whether acting in their personal and/or official capacities), and any and all affiliates, parents, subsidiaries, divisions, beneficiaries, heirs, successors and assigns, jointly and severally, hereby forever release and discharge each other and any past and present officers, directors, employees, shareholders, representatives and agents (whether acting in their personal and/or official capacities), and any and all affiliates, parents, subsidiaries, divisions, beneficiaries, heirs, successors and assigns of any of the foregoing, from any claims, demands, liabilities, damages, costs and expenses (including but not limited to attorney’s fees), actions and causes of action of whatever kind or nature, whether legal or equitable, contingent or fixed, including but not limited to any and all claims based upon, arising out of, or in connection with the League Now’s acquisition of Pure Motion shares, any dispute arising out of nonpayment by Pure Motion of amounts due pursuant to the original acquisition agreement, provided, however, that disputes arising from any and all fees incurred by Pure Motion on behalf of League Now, from the date League Now acquired Pure Motion to the closing date of this Agreement shall not be released by this Agreement.

(b)  California Civil Code § 1542.  The Parties acknowledge that they are familiar with the provisions of California Civil Code Section 1542, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Notwithstanding the provisions of California Civil Code Section 1542, or similar provisions in the laws of other states, it is understood and agreed that this Agreement will include all claims of every nature or kind whatsoever, known or unknown, suspected or unsuspected, arising out of, in connection with, in consequence of, in any way involving, or related to, the any dispute.

3.           Pure Motion Duty to Defend And Indemnify.  Notwithstanding any provision of this Agreement, Pure Motion and Barton agree to defend and indemnify League Now from and against any claims by Burkhalter Kessler Goodman & George LLP for unpaid fees or costs in connection with legal services rendered on behalf of League Now and fees incurred by Pure Motion prior to as well as from the date of acquisition by League Now to the closing date of this Agreement.

4.           Negotiated Settlement.  This Agreement is the product of negotiations between and among the Parties and in the interpretation or enforcement hereof, is to be interpreted in a neutral manner, with no presumption for or against any party being afforded by reason of the fact that a party has drafted or caused to be drafted all or any part of this Agreement.

5.           Counterparts.  This Agreement may be executed in as many separate counterparts as may be deemed necessary or convenient by the parties hereto and each separate counterpart, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same agreement.  This Agreement shall become effective upon the receipt by each party of executed counterparts signed by the other parties hereto.

6.           Survival of Representations.  The parties hereto agree that all terms, agreements, covenants, representations and warranties in this Agreement or in any document delivered pursuant hereto or in connection with the transactions contemplated hereby shall survive the execution and delivery of this Agreement and the consummation of such transactions.

7.           Confidentiality.  The parties hereto agree to keep the terms of this Agreement confidential and not to disclose such terms or information, directly or indirectly, to any third party or entity lacking prior knowledge thereof.  Nothing contained herein, however, shall be deemed to prohibit disclosure of said terms or information:  to the respective directors, officers, employees, attorneys or accountants of any party in this action; when disclosure is required by Court order; in any action to enforce this Agreement; or as otherwise may be required by law.

8.           Applicable Law.  This Agreement shall be governed by the laws of the State of California without regard to conflict or choice of law. This Agreement has been negotiated between the parties and their respective legal counsel, and accordingly this Agreement shall be construed as a whole according to its fair meaning and not strictly for or against any party.

9.           Severability.  If any provision of this Agreement is found to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by severance from this Agreement, except that if the severed portion was essential to the intended purpose of this Agreement, then the party who was to receive the benefit of the severed portion has the option to void this Agreement.

10.           Non-Waiver.  The failure of any party to exercise any rights in respect of any breach or alleged breach of this Agreement by another party shall not constitute a waiver of said breach or of any provision of this Agreement, and a failure to promptly exercise any right hereunder shall not be deemed as a waiver to exercise such right in the future.

11.           Further Assurances. Each party agrees without further consideration to execute and deliver such other documents and take such other action as may be reasonably requested by any other party to consummate more effectively the purposes or subject matter of this Agreement.

12.           Successors.  No party shall have the right to assign or transfer this Agreement or any rights or obligations herein without the express written consent of the other parties in their sole discretion.

13.           Entire Agreement.  This Agreement, contains the entire understanding of the parties with respect to the subject matter described herein and supersedes all prior negotiations, representations or agreements between the parties relating to the subject matter hereof and may not be altered or amended except in a writing signed and delivered by the parties hereto; provided however, that this Agreement shall not be construed or interpreted to supersede or replace any provision of the Dealer Agreement.  All parties shall bear their own attorneys’ fees and costs incurred in connection with this Agreement or related in any way to the Protest.

14.           Attorney’s Fees and Costs.  In any action arising out of or relating to this Agreement, the prevailing party shall be entitled to an award of its attorney’s fees and costs, in addition to such other and further damages or other relief as it may be entitled.

[Signatures Appear On The Following Page]

IN WITNESS WHEREOF, the parties have signed, or have caused their respective authorized officers or designated persons to execute and deliver, this Agreement as of the day and year first above written.

LEAGUE NOW

League Now Holdings Corporation

By:	/s/ Mario Barton
Mario Barton
Its: Chief Executive Officer

PREGIATO

By:
James Pregiato

PURE MOTION

Pure Motion, Inc.

By:	/s/ Mario Barton
Mario Barton
Its: Chief Executive Officer

BARTON

By:	/s/ Mario Barton
Mario Barton
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